Exhibit 10.23

DATED	20 June 2011

ENOVA SYSTEMS INC

-AND -

DANIEL STEWART & COMPANY PLC

NOMINATED ADVISER AND

BROKER AGREEMENT

THIS AGREEMENT is dated	20 June 2011

BETWEEN

(1)

ENOVA SYSTEMS INC (incorporated and registered in the State of California, USA with registered no. 0000922237) whose registered office is at 1560 West 190th St, Torrance, California (USA) 90501 (the “Company”); and

(2)	DANIEL STEWART & COMPANY PLC (incorporated and registered in England and Wales with registered no. 02354159) whose registered office is at Becket House, 36 Old Jewry, London EC2R 8DD (“Daniel Stewart”).

INTRODUCTION

(A)	The Company’s entire issued ordinary share capital has been admitted to trading on AIM.

(B)	The Company wishes to appoint Daniel Stewart as its Nominated Adviser and Broker for the purposes of the AIM Rules.

(C)	Daniel Stewart, on and subject to the terms of this Agreement, has indicated its willingness to act accordingly.

(D)	Daniel Stewart is a Nominated Adviser, is a member of LSE and is authorised and regulated in the United Kingdom by the FSA.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the introduction and schedules) the following words and expressions have the following meanings:

“Acting in Concert”	shall have the meaning given to that expression in the Takeover Code

“Admission”	admission of the ordinary shares of the Company to trading on AIM becoming effective in accordance with paragraph 6 of the AIM Rules;

“Affiliate”	means any group undertaking (as defined in section 1161 of the Companies Act 2006);

“Agreement”	this agreement, including the Schedules;

“AIM”	the market operated by the LSE as “AIM”;

“AIM Rules”	the AIM Rules for Companies published by the LSE and as amended from time to time;

“AIM Rules Compliance Policy”	the policy of the Company on compliance with the AIM Rules in the form set out in Schedule 3 to this Agreement;

“AIM Rules for Nominated Advisers”	the AIM Rules for Nominated Advisers published by the LSE and as amended from time to time;

“Applicable Regulations”	(A) the rules, regulations and guidelines of regulators for the time being in force, including inter alia the FSA, LSE and the Takeover Panel and including (i) the FSA Handbook; (ii) the AIM Rules and the AIM Rules for Nominated Advisors; (iii) the Rules of the LSE; (iv) the Takeover Code; and (B) all other applicable law and regulations of the United Kingdom and elsewhere, including, inter alia, the Companies Act, the Criminal Justice Act 1993 and FSMA;

“Appointment”	means the appointment of Daniel Stewart as Nominated Adviser and Broker to the Company under this Agreement;

“Broker”	a broker as defined in the AIM Rules;

“Business Day”	means weekdays (excluding Saturdays and bank holidays) on which banks are open for business in London;

“Client Bank Account”	as defined in the FSA Rules;

“Client Money”	as defined in the FSA Rules and, for the avoidance of doubt, for the purposes of this Agreement includes money of the Company

“Code for Dealings”	as agreed between Daniel Stewart and the Company and, in each case, with such variations thereto as may be reasonably required by Daniel Stewart from time to time taking into account the AIM Rules for Companies and other Applicable Regulations, and any variations or additions thereto from time to time;

“Companies Act”	the Companies 2006 (as amended, consolidated, re-enacted, restated or replaced from time to time);

“Conflicts of Interest”	the written policy concerning Daniel Stewart’s management of conflicts of interest prepared in accordance with the FSA Rules;

“Content”	all statements, documents or other relevant information issued or supplied by the Company or on its behalf in connection with the activities contemplated by the Agreement;

“Daniel Stewart Group”	Daniel Stewart Securities Plc and all of its subsidiaries (which includes Daniel Stewart);

“Director(s)”	the director(s) of the Company from time to time;

“Disclosure Rules and Transparency Rules”	the latest edition of the “Disclosure Rules and Transparency Rules” issued by the FSA;

“Fees”	the fees as set out in Clause 5;

“FSA”	the Financial Services Authority;

“FSA Rules”	the FSA’s handbook of rules and guidance including, inter alia, the Listing Rules, the Prospectus Rules, the Disclosure Rules and Transparency Rules and the Code of Market Conduct;

“FSMA”	the Financial Services and Markets Act 2000, as amended;

“Group”	the Company and its subsidiaries (if any);

“Indemnities”	the indemnities as set out in Schedule 2;

“LSE”	London Stock Exchange Plc;

“Nominated Adviser”	a nominated adviser entered on the list of nominated advisers maintained by LSE and who, in relation to the securities of the Company, assumes the responsibilities set out in the AIM Rules for Nominated Advisers, in particular those set out in Schedule 3 to those rules;

“Ordinary Shares”	the ordinary shares in the capital of the Company;

“Proceedings”	losses, claims, actions, liabilities, expenses, demands, charges or proceedings shall have the meaning ascribed thereto in the FSA Rules;

“Professional Client”	shall have the meaning ascribed thereto in the FSA Rules;

“Prospectus Rules”	the latest edition of the “Prospectus Rules” issued by the FSA in its capacity as the competent authority for the purposes of and made under Part VI of FSMA;

“Regulatory Information Service”	a service approved by the LSE for the distribution to the public of AIM announcements;

“Regulatory System”	shall have the meaning ascribed thereto in the FSA Rules;

“Relevant Person”	Daniel Stewart, any subsidiary or parent undertaking of Daniel Stewart and any subsidiary undertaking of any such parent undertaking and any of their respective directors, officers, agents and employees;

“Retail Client”	shall have the meaning ascribed thereto in the FSA Rules;

“Rules of the LSE”	the rules of LSE as amended from time to time;

“Takeover Code”	the City Code on Takeovers and Mergers as published by the Takeover Panel;

“Takeover Panel”	the Panel on Takeovers and Mergers; and

“VAT”	United Kingdom Value Added Tax.

1.2	In this Agreement, the introduction and the schedules, any reference to:

1.2.1.	any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provisions;

1.2.2.	the term ‘subsidiary’ and ‘subsidiary undertaking’ have the meanings respectively attributed to them by the Companies Act;

1.2.3.	the term “connected” has the meaning attributed to it in section 252 of the Companies Act;

1.2.4.	the singular includes a reference to the plural and vice versa;

1.2.5.	any paragraph of the introduction, Clause, sub-Clause or schedules is to a paragraph of the introduction, Clause, sub-Clause or schedules (as the case may be) of or to this Agreement;

1.2.6.	any gender includes a reference to all other genders; and

1.2.7.	any person includes any reference to a body corporate, unincorporated association or a partnership and any reference to any party who is an individual is also deemed to include his respective legal personal representative(s).

1.3	The headings in this Agreement are for convenience only and shall not affect its meaning.

2.	CLIENT CLASSIFICATION

2.1	Daniel Stewart is authorised and regulated by the FSA and is subject to the FSA Rules. Daniel Stewart hereby gives notice to the Company that the Company will be categorised as a Retail Client and in signing this Agreement the Company will be giving consent to such categorisation. Further details of this classification are set out in Clause 16 of Schedule 3 (Standard Terms and Conditions).

2.2	The Company hereby acknowledges that it has read and agrees to the provisions of the Standard Terms and Conditions.

3.	APPOINTMENT

3.1	The Company hereby appoints Daniel Stewart as its Nominated Adviser and Broker for the purposes of the AIM Rules and the AIM Rules for Nominated Advisers on the terms set out in this Agreement and Daniel Stewart hereby accepts such Appointment and agrees to carry out properly all of its duties as such, in compliance with the AIM Rules and the AIM Rules for Nominated Advisers. The Company acknowledges and accepts that in acting as the Company’s Nominated Adviser and/or Broker, Daniel Stewart’s responsibilities are owed to the LSE.

3.2	The Company hereby confirms that the Appointment confers on Daniel Stewart all powers, authorities and discretions on behalf of the Company (including acting as the Company’s agent) which are reasonably necessary for, reasonably incidental to, or customary in the provision of, its role as the Company’s Nominated Adviser and Broker or the performance of Daniel Stewart’s obligations under this Agreement or to the compliance with any applicable laws, rules, regulations, authorisations, consents or practice as may reasonably be appropriate and the Company hereby agrees to ratify and confirm everything which Daniel Stewart may lawfully and reasonably do in that capacity and pursuant to those powers, authorities and discretions.

3.3	Without prejudice to the generality of the powers, authorities and discretions granted to Daniel Stewart pursuant to Clause 3.2, the Company confirms that Daniel Stewart shall have the power to appoint agents or to delegate, with power to sub-delegate, the exercise of its powers, authorities and discretions hereunder to third parties.

3.4	The appointments shall commence on the date of this Agreement for a period of 12 months and shall continue thereafter unless and until terminated by either party pursuant to Clause 11 hereof.

3.5	[For so long as Daniel Stewart shall be Nominated Adviser to the Company, the Company shall not appoint any other Nominated Adviser to act jointly with Daniel Stewart, nor without notifying Daniel Stewart appoint any other financial adviser.

3.6	[For so long as Daniel Stewart shall be Broker to the Company, the Company shall not appoint any other broker to act jointly as Broker with Daniel Stewart or otherwise to act as broker to the Company, without the prior written consent of Daniel Stewart (such approval not to be unreasonably withheld or delayed).

4.	SERVICES

4.1	Until such time as Daniel Stewart’s Appointment is terminated pursuant to Clause 11, Daniel Stewart shall (subject to the Company complying with its obligations under this Agreement) provide the services set out in this Clause 4 in each case subject always to Daniel Stewart’s duties and obligations under the Applicable Regulations.

4.2	In acting as the Company’s Nominated Adviser for the purpose of the AIM Rules Daniel Stewart shall:

4.2.1.	be available for the purpose of advising and guiding the Company and the directors as to their responsibilities and obligations under the AIM Rules for Companies with a view to ensuring compliance by the Company on an ongoing basis with the AIM Rules for Companies;

4.2.2.	advise the Company on the application of the AIM Rules for Companies and, where appropriate, liaise on the Company’s behalf with the AIM team of the LSE, including (to the extent permitted by law or regulation) providing to the AIM team information relating to the Company that the AIM team may request and which is in Daniel Stewart’s possession (provided that, subject to Daniel Stewart’s obligations to the London Stock Exchange, it shall discuss any such information request with the Company prior to disclosure);

4.2.3.	review, comment on and advise the Company in relation to the requirements, content or timing of announcements, circulars, accounts or other financial information required to be released or published under the AIM Rules and reviewing in advance all relevant notifications made by the Company to ensure compliance with the AIM Rules;

4.2.4.	advise the Company on any proposed changes to the Directors (including investigating the suitability of proposed new directors and considering the effect of any changes on the efficacy of the board); and

4.2.5.	provide all the services specified from time to time in the AIM Rules for Nomads (in particular Schedule 3 to the AIM Rules for Nominated Advisers).

In delivering these services Daniel Stewart has allocated Oliver Rigby and Jamie Barklem as the Company’s primary points of contact at Daniel Stewart. Daniel Stewart reserves the right to change this allocation as it deems necessary by notifying the Company of any such change, whilst ensuring that at least one contact will be a Qualified Executive as defined under the AIM Rules for Nominated Advisers.

4.3	In acting as the Company’s Broker Daniel Stewart shall:

4.3.1.	use its reasonable endeavours to find matching business if there is no registered market maker in the Company’s shares;

4.3.2.	act as the point of contact between the investment community and the Company;

4.3.3.	advise the Company on investment conditions and the pricing of its securities;

4.3.4.	prepare and publish broker’s notes to the investment community at such times as shall be deemed appropriate by Daniel Stewart and the Company. Daniel Stewart would expect to produce not less than two broker’s notes per annum (unless in the reasonable opinion of either party it would not be in the best interests of the Company for a broker’s note to be published within such timeframe); and

4.3.5.	when requested, co-ordinate transactions in Ordinary Shares, with a view to maintaining an orderly market in Ordinary Shares; and

4.3.6.	be responsible to the LSE for fulfilling its responsibilities as Broker pursuant to the AIM Rules and comply with its obligations set out in the guidance notes on Rule 35 contained in Part Two - Guidance Notes to the AIM Rules for Companies.

4.4	The Company acknowledges that all services as Nominated Adviser and Broker provided by Daniel Stewart pursuant to this Agreement are subject to the FSA Handbook.

5.	FEES AND EXPENSES

5.1	The Company shall pay to Daniel Stewart for its services as Nominated Adviser and Broker an annual retainer fee of £45,000 per annum, together with any applicable VAT thereon. Such annual Fees shall be paid monthly in advance within 14 days of receipt of the invoice for such services with the first payment (calculated on a pro rata basis for the number of days remaining until the next month) being due and payable on the date of this Agreement.

5.2	In addition to the Fees referred to in Clause 5.1, the Company shall pay Daniel Stewart’s pre-approved out-of-pocket expenses reasonably and properly incurred in connection with, or during the course of, each appointment hereunder within 14 days after the issue of the invoice thereof (together with any applicable VAT thereon). In addition the Company will bear the cost of searches on any new directors, to be carried out by third parties appointed by Daniel Stewart, which is estimated (but not capped) at £1,600 per director.

5.3	The Fees referred to in Clause 5.1 above shall be exclusive of any additional work carried out by Daniel Stewart outside the scope of this Agreement (e.g. advice on potential acquisitions, disposals or fundraisings) for which a separate fee or fees will be agreed between the Company and Daniel Stewart at the relevant time.

5.4	[In the event that Daniel Stewart is required to assist the Company in dealing with an investigation by AIM, which for the avoidance shall not be restricted to investigations dealt with by the AIM investigation team, (or any other regulatory body), then Daniel Stewart shall be entitled to charge the Company a fee, to be agreed between the Company and Daniel Stewart; such fee shall be a minimum of £5,000.

5.5	The Company’s attention is drawn to Rule 13 of the AIM Rules. If Daniel Stewart is required to provide an opinion to the Company that the terms of a transaction with a related party are fair and reasonable insofar as its shareholders are concerned, the Company agrees to pay Daniel Stewart a fee of £5,000. If the terms of the transaction are complex, then any services provided to the Company by Daniel Stewart shall be subject to a separate engagement letter.

5.6	Daniel Stewart will notify the Company in any case where it believes the work requested is outside the services being offered in this Agreement and in respect of which the provisions of Clause 5.3 shall apply. In such a case Daniel Stewart and the Company will negotiate terms prior to, and for, the extra work.

6.	OBLIGATIONS AND UNDERTAKINGS OF THE COMPANY

6.1	The Company undertakes to Daniel Stewart, for so long as Daniel Stewart’s Appointment shall continue, to comply, and to procure that the Directors shall also comply (collectively and individually), on a timely basis with the Applicable Regulations and any other obligations imposed from time to time on companies whose securities have been admitted to trading on AIM.

6.2	The Company undertakes to Daniel Stewart that:

6.2.1.	it has complied and will comply with all Applicable Regulations in relation to the Admission or applicable to any prospectus or admission document to be issued by it or to any annual report and accounts or circulars or other documents sent or to be sent by it to its shareholders;

6.2.2.	it will ensure that at all times one of the Directors shall be authorised by the Company and responsible (on behalf of the Company) for communicating with Daniel Stewart with regard to all matters which are the subject of this Agreement;

6.2.3.	it will ensure that each other member of the Group adheres to the provisions of this Agreement in all applicable respects as if each reference in the Agreement to “the Company” contained (where applicable) an additional and separate reference to it.

6.2.4.	it will take all proper and reasonable steps to ensure compliance by its directors (and relevant persons connected with its directors) or applicable employees (as defined in the AIM Rules for Companies) with (a) the restriction on dealings set out in Rule 21 of the AIM Rules for Companies, (b) the general laws and regulations on insider dealing and market abuse, including the Criminal Justice Act 1993 and FSMA (and rules and regulations thereunder, including inter alia the FSA Code of Market Conduct), and (c) it will adopt by board resolution and maintain and enforce a Code of Dealings in relation to the securities of the Company

6.2.5.	it will authorise and direct the Company’s professional advisers, subject to legal privilege, to supply Daniel Stewart with any information concerning the Company which Daniel Stewart may from time to time reasonably request in its capacity as Nominated Adviser and/or Broker;

6.2.6.	at the expense of the Company to execute all such documents and do or refrain from doing all such things (including providing itself or using reasonable endeavours to procure the provision of information from a third party to Daniel Stewart) as may be required by, or necessary to comply with the requirements of the LSE (including, without limitation, the AIM Rules for Nominated Advisers) in connection with Daniel Stewart’s role as Nominated Adviser and/or Broker;

6.2.7.	it will supply Daniel Stewart with copies of the audited consolidated annual accounts of the Company, approved by the Directors and by the auditors for the time being of the Company, within 120 days of the end of the financial period to which they relate, together with a draft preliminary statement of such results, and to supply Daniel Stewart with copies of the interim results within 90 days of the end of the relevant period;

6.2.8.	if so requested by Daniel Stewart, to arrange a meeting between the Directors and Daniel Stewart not less than 7 Business Days nor more than 25 Business Days prior to the announcement of the Company’s interim and final results at which the directors will provide Daniel Stewart with a report on the financial and trading position of the Group and, if so requested by Daniel Stewart, provide Daniel Stewart prior to such meeting a copy of the latest management accounts in relation to the Group;

6.2.9.	the shares in the Company which have been or are to be admitted to trading on AIM are free from restrictions on transferability (including any limitations on size of holdings and in respect of classes or identity of holders) except for any restrictions of the kind permitted by Rule 32 of the AIM Rules;

6.2.10.	it will register any transfer of securities within fourteen days of receipt and will despatch share certificates, or credit the relevant CREST account as applicable, without delay; and

6.2.11.	it will promptly inform Daniel Stewart of any developments at the Company and of any such matters as Daniel Stewart shall require in order for it to discharge its duties and responsibilities to the Company and to the LSE as the Company’s Nominated Adviser and/or Broker pursuant to the AIM Rules, the AIM Rules for Nomads and the Rules of the LSE.

6.3	For so long as Daniel Stewart shall continue to act as the Company’s Nominated Adviser, the Company undertakes that it shall:

6.3.1.	comply with all proper and reasonable directions given by Daniel Stewart in relation to the Company’s compliance with the AIM Rules;

6.3.2.	implement and maintain sufficient procedures, resources and controls to enable the Company to comply with its obligations under the AIM Rules and in order to enable it and its directors to have a clear understanding of the circumstances in which the Company should seek the advice of or consult with Daniel Stewart, including the adoption of the AIM Rules Compliance Policy (as set out in Schedule 1) and to act in accordance with such policy at all times;

6.3.3.	maintain a website in compliance with Rule 26 of the AIM Rules for Companies;

6.3.4.	not enter into any commitment or agreement or arrangement or knowingly do or permit to be done any other act or thing which, in any such case, might lead to the Company being in breach of the AIM Rules;

6.3.5.	promptly inform Daniel Stewart forthwith upon becoming aware of any breach by the Company and/or any Director of their obligations under the Applicable Regulations, or any other legal or regulatory requirements applicable to the Company and to request the advice and guidance of Daniel Stewart in relation to all matters relevant to the Company’s compliance on an ongoing basis with the AIM Rules and to take such advice and guidance into account;

6.3.6.

at Daniel Stewart’s request provide Daniel Stewart with notices and minutes of board meetings, and any other papers as Daniel Stewart may request in respect of a board meeting (including, inter alia, the minutes of previous meetings and any papers tabled in respect of those meetings) and, unless the Company, acting reasonably, believes it is not appropriate, to allow a representative of Daniel Stewart to attend board meetings in person only, at the expense of Daniel Stewart, in an advisory capacity provided any representative of Daniel Stewart excuses himself from attending any part of a board meeting where discussions relating to Daniel Stewart’s continuing appointment as the Company’s Nominated Adviser are to be discussed and that minutes provided to Daniel Stewart in respect of any such meeting be redacted to exclude references to any such discussions. Daniel Stewart will be entitled to make representations to the board of directors insofar as it is relevant to its duties as the Company’s Nominated Adviser and/or Broker and the board of directors shall act in good faith in relation to any representations which Daniel Stewart’s representative may make at or in relation to any such meeting;

6.3.7.	to notify Daniel Stewart without delay of any information which is required to be notified to a Regulatory Information Service pursuant to the AIM Rules (and in particular, but without limitation, any new developments which are not public knowledge concerning a change in (i) its financial condition, (ii) its sphere of activity or (ii) the performance of its business or in the Company’s expectation of its performance, which in each case if made public would be likely to lead to a substantial movement in the price of its shares);

6.3.8.	before making any such announcement as is required to be announced to a Regulatory Information Service, provide Daniel Stewart with drafts in good time in order that Daniel Stewart can undertake a prior review to ensure compliance with the AIM Rules and not to release such without the express approval of Daniel Stewart;

6.3.9.	forward in reasonable time to Daniel Stewart for its prior perusal and written approval (which shall not be unreasonably withheld or delayed) proofs of all documents to be despatched to holders of the Company’s securities and documents relating to takeovers, mergers, reorganisations or other schemes (including without limitation employee profit sharing schemes or share option schemes) and all press announcements (other than routine trade press announcements);

6.3.10.	at Daniel Stewart’s request, provide Daniel Stewart with such information as Daniel Stewart may reasonably require, including inter alia monthly management accounts and board papers, to enable it to monitor the financial performance of the Company and the Company shall inform Daniel Stewart in reasonable time of any proposed announcement of profits or losses and dividends in respect of the Ordinary Shares;

6.3.11.	not enter into any commitment or agreement or arrangement or knowingly do or permit to be done any other act or thing which, in any such case, would give rise to any obligation by virtue of any law, rule or regulation to which the Company is subject, to make any announcement regarding the same or which (without prejudice to the generality of the foregoing) gives rise to any obligation (whether contingent or otherwise) to allot or issue any Ordinary Shares, options over Ordinary Shares or securities convertible or exchangeable into

Ordinary Shares, or loan capital of the Company without prior consultation with Daniel Stewart, and the Company shall have due regard to the representations (if any) which Daniel Stewart may have in that regard;

6.3.12.	consult with Daniel Stewart and have due regard to any representations which Daniel Stewart may make in relation to such matter (i) prior to such appointment, on the proposed appointment of, and service or engagement terms for, any new member of the board of directors of the Company (whether proposed as an executive or non-executive appointment), or (ii) any proposal to make any significant alteration, revision or release in respect of any existing service agreement or terms of engagement between any member of the Group and any Director, or (iii) the removal of a current Director;

6.3.13.	to notify Daniel Stewart of any subsequent change to the details disclosed pursuant to sub-paragraphs (iii) to (viii) inclusive of paragraph (g) of Schedule Two of the AIM Rules.

7.	THE RESPONSIBILITIES OF THE DIRECTORS OF THE COMPANY

7.1	The Company confirms that each of the Directors has been advised as to the nature of his responsibilities and obligations, both collectively and individually, as directors of a company admitted to trading on AIM under the AIM Rules. In particular, the Company undertakes to procure that each of the Directors discloses to the Company all information which the Company needs in order to comply with the requirements of Rule 17 and Schedule 5 of the AIM Rules (notification of changes in the interests of directors and significant shareholders in the securities of the Company) and the Disclosure Rules and Transparency Rules, insofar as they are applicable to the Company.

7.2	The Company hereby warrants and represents to Daniel Stewart that established procedures are in place within the Company which provide a reasonable basis for the Directors to make proper judgements as to the financial position and prospects of the Company and its subsidiaries.

7.3	The Company confirms that all of the Directors are aware of and have considered this Agreement and are aware of the undertakings and obligations of the Company being entered into.

7.4	The Company also undertakes to procure, so far as it is able, that no Director shall deal in any securities of the Company admitted to trading on AIM during a close period (as defined in the AIM Rules) or at any other time if to do so might constitute an offence under the Criminal Justice Act 1993 or constitute market abuse under the FSMA.

8.	NOTICES

8.1	A notice given under this agreement:

8.1.1.	shall be sent for the attention of the person, and to the address or fax number, specified in this Clause 9 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this Clause 9); and

8.1.2.	shall be:

(i)	delivered personally;

(ii)	sent by fax;

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by international courier.

8.2	The addresses for service of notice are:

8.2.1.	for Daniel Stewart:

(i)	address: Beckett House, 36 Old Jewry, London EC2R 8DD

(ii)	for the attention of: The Head of Corporate Finance

(iii)	fax number: +44 (0) 2077766599

8.2.2.	the Company:

(i)	address: 1560 West 190th St, Torrance, California (USA) 90501

(ii)	for the attention of: Michael Staran

(iii)	fax number: 310.527.7888

8.3	A notice is deemed to have been received:

8.3.1.	if delivered personally, at the time of delivery;

8.3.2.	in the case of fax, at the time of transmission;

8.3.3.	in the case of pre-paid first class post or recorded delivery, two Business Days from the date of posting;

8.3.4.	in the case of international courier, three Business Days from date of posting; or

8.3.5.	if deemed receipt under the previous paragraphs of Clause 9.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), deemed receipt shall be when business next starts in the place or receipt.

8.4	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

9.	PROCESS AGENTS

9.1	This Clause 10 shall be without prejudice to the right of any party to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgement or other settlement in any other courts.

9.2	This Clause 10 shall be binding upon any person who acquires rights under this Agreement by operation of law or otherwise. Any such person who intends to commence legal proceedings in relation to a dispute arising out of or in connection with this Agreement shall, as a precondition of commencing such proceedings, give prior written notice to all the parties to this Agreement that it agrees to be bound by this Clause 10.

9.3	Each of the parties set out in the first column in the table below irrevocably appoints the person identified in the second column in the table below (the “Initial Agent”) as its agent to receive on its behalf in England or Wales service of any proceedings, suit or action in England and Wales in relation to any dispute or claim.

Relevant party	Initial Agent
The Company	John Micek

9.4	If for any reason any party’s Initial Agent ceases to be able to act as such party’s agent or no longer has an address in England or Wales, or if such party otherwise wishes to appoint a new agent for the purposes of Clause 9.3 (in each case such party being an “Agent Replacement Party”):

9.4.1.	the Agent Replacement Party shall forthwith appoint a substitute person (such person to be a company incorporated in England and Wales or a reputable firm of solicitors based in, and qualified to advise on the laws of, England and Wales) to act as its agent for the purposes set out in Clause 9.3; or

9.4.2.	without prejudice to any claim which any other party may have against such Agent Replacement Party, if such Agent Replacement Party fails to appoint a new agent when required to do so under Clause 9.4.1, any other party shall be entitled to serve notice on such Agent Replacement Party of its obligation to make such an appointment and, if such Agent Replacement Party has not made, and notified in accordance with Clause 9.5, such an appointment within 14 days of such notice, the notifying party shall be entitled, by a further notice to the relevant Agent Replacement Party, to appoint a person (satisfying the requirements specified in Clause 9.4.1) to act as an agent on the relevant Agent Replacement Party ‘s behalf for the purposes set out in Clause 9.3.

9.5	Following appointment of a new agent (the “New Agent”) by or on behalf of an Agent Replacement Party under Clause 10.4, the party making such appointment (being, for the avoidance of doubt, the Agent Replacement Party under Clause 9.4.1 or such other party as makes the appointment under Clause 9.4.2) shall deliver to each other party to this Agreement (including, in the circumstances specified in Clause 9.4.2. the Agent Replacement Party) the New Agent’s name and address within England and Wales. Upon receipt by a party of such notice (but not, for the avoidance of doubt, beforehand), the Initial Agent shall, in each case in relation to the party receiving such notice, be deemed to cease to act as the relevant Agent Replacement Party’s agent for the purposes of this Clause 10, and the New Agent shall be deemed to have become the new agent of the relevant Agent Replacement Party for such purposes.

9.6	Service on a party’s Initial Agent (or, as the case may be, any New Agent notified from time to time in accordance with Clause 9.5) (the “Process Agent”) shall be deemed completed on a party upon delivery to such party’s Process Agent at the address specified pursuant to this Clause 9 (whether or not it is forwarded to and received by the relevant party).

10.	TERMINATION

10.1	Either the Company or Daniel Stewart may terminate the Appointment contained in this Agreement by:

10.1.1.	giving to the other not less than three months’ notice, such notice not to be given prior to the date falling one year from the commencement of this Agreement;

10.1.2.	in the event of the appointment of a liquidator, receiver, administrative receiver or administrator (or any similar officer in any jurisdiction) over the whole or substantially the whole of either party’s assets or if any party makes or ceases to make any arrangement with its creditors or passes a resolution for its winding-up (except for the purposes of a solvent reconstruction, amalgamation, reorganisation, merger or consolidation), or any analogous event occurs in any jurisdiction, giving to the other notice in writing to take effect forthwith; or

10.1.3.	by serving a notice in writing to take effect forthwith in the event of any material or persistent breach of this Agreement and any other agreement by the other party (being, in the case of the Company or any Director, Daniel Stewart and, in the case of Daniel Stewart, the Company or any Director) of its obligations under this Agreement, which breach is not capable of remedy or has not been remedied within five Business Days of its occurrence.

10.2	Daniel Stewart may terminate the Appointment, and its obligations under this Agreement, forthwith by giving written notice to the Company in any one of the following events or circumstances:

10.2.1.	any warranty or undertaking made to Daniel Stewart or to the LSE or any other regulatory authority by or on behalf of the Company in connection with this Agreement is untrue, inaccurate or misleading in any material respect;

10.2.2.	the Company is in material breach of its obligations under (i) this Agreement or (ii) any other agreement in force between the Company and Daniel Stewart or (iii) under the Applicable Regulations, such that Daniel Stewart considers that Daniel Stewart’s reputation and/or goodwill may be adversely affected as a result of the appointments (or either of them) continuing to have effect;

10.2.3.	the Company does not pay any sum due and payable under this Agreement within 60 Business Days of the due date for payment;

10.2.4.	the Company conducts itself (including in relation to the provision to or access by Daniel Stewart of relevant information in relation to the Company and/or any of the Directors) in a manner which Daniel Stewart (acting reasonably) considers may lead to Daniel Stewart not complying or becoming unabie to comply with any of the obligations imposed on it by the Applicable Regulations and such conduct (to the extent capable of remedy) is not remedied within 30 days of a request to do so by Daniel Stewart;

10.2.5.	any director of the Company is convicted of fraud or corruption, or the Company or any director of the Company commits any material breach of the Applicable Regulations;

10.2.6.	the Company’s securities cease to be admitted for trading on AIM;

10.2.7.	the Company fails to comply with advice given to the Company and/or the directors of the Company by Daniel Stewart in respect of any Applicable Regulations such that, in the reasonable opinion of Daniel Stewart, such failure could jeopardise or damage the reputation of Daniel Stewart and such failure (to the extent capable of remedy) is not remedied within 30 days of a request to do so by Daniel Stewart;

10.2.8.	in the sole and absolute discretion of Daniel Stewart, it is of the opinion that there is or has been a material breach by either the Company or any of the Directors of the provisions of the AIM Rules for Companies, the Prospectus Rules or FSMA and such breach (where capable of remedy) remains unremedied to the reasonable satisfaction of Daniel Stewart within 5 Business Days of its occurrence; or

10.2.9.	otherwise if Daniel Stewart reasonably considers its reputation is likely to be prejudiced by continuing to act as the Company’s Nominated Adviser and/or Broker.

10.3	The appointment of Daniel Stewart as Nominated Adviser shall terminate immediately if Daniel Stewart shall be removed for any reason from the register of Nominated Advisers maintained by the LSE.

10.4	The appointment of Daniel Stewart as Broker shall terminate immediately if Daniel Stewart ceases to be a member firm of the LSE.

10.5	The appointment of Daniel Stewart shall terminate immediately on ceasing to be authorised and regulated by the FSA in respect of those activities which it undertakes in the performance of its obligations under this Agreement which are regulated activities for the purposes of section 22(1) of FSMA.

10.6	If the Company or Daniel Stewart terminate Daniel Stewart’s Appointment as Nominated Adviser or Broker and Daniel Stewart agrees to continue to provide the Services in respect of the Appointment which is not terminated, then the provisions of this Agreement shall continue in force insofar as they are consistent with the provision of the Services in respect of the Appointment for which Daniel Stewart continues to be retained.

10.7	If the Company elects to terminate Daniel Stewart’s Appointment as either Nominated Adviser or Broker, Daniel Stewart shall be entitled to terminate its remaining Appointment as Broker or Nominated Adviser (as the case may be) and termination, unless agreed otherwise, shall take place at the same time as the termination of Daniel Stewart’s Appointment as Nominated Adviser or Broker (as the case may be).

10.8	The Company shall notify Daniel Stewart without delay upon becoming aware of the occurrence of any event set out in Clauses 11.1.2 and 11.2 of this Agreement (the “Termination Event”) or any event or circumstance which may reasonably be expected to give rise to such a Termination Event and Daniel Stewart shall notify the Company immediately upon becoming aware of an event set out in Clauses 11.1.2, 11.3 to 11.5.

10.9	Termination of this Agreement for any reason whatsoever shall be without prejudice to and shall not be by way of limitation of any claims otherwise available to either party arising out of the antecedent breach of this Agreement by the other party, and the Company shall pay to Daniel Stewart all fees and expenses referred to in Clause 5 on a pro rata basis up to the effective date of termination. Clauses 1 (Definitions and Interpretation), 5 (Fees and Expenses) and 9 (Notices), Schedule 2 (Indemnity), and Schedule 3 (Standard Terms and Conditions) Paragraph 10 (Confidentiality), 14 (Miscellaneous) and 16 (Law and Jurisdiction) shall continue to apply in accordance with their respective terms.

11.	LIMITATION OF LIABILITY

Except in circumstances of Daniel Stewart’s negligence, breach of contract, wilful default or fraud, the aggregate liability of Daniel Stewart under this Agreement shall not exceed the aggregate amount of the fees paid to Daniel Stewart pursuant to this Agreement.

12.	ENTIRE AGREEMENT

12.1	This Agreement contains the entire agreement between the parties or any of them in connection with the appointment of Daniel Stewart as the Company’s Nominated Adviser and Broker.

AS WITNESS whereof the hands of the parties or their duly authorised representatives have been set to this Agreement the day and year first before written.

SIGNED by	6/20/11

Director for and on behalf of ENOVA SYSTEMS INC

SIGNED by	SIGNED by
for and on behalf of Daniel Stewart Securities Plc	for and on behalf of Daniel Stewart Securities Plc

SCHEDULE 1 AIM RULES COMPLIANCE POLICY

The Board should appoint a committee comprising, normally, at least 2 independent non-executive directors to monitor and report on compliance with the AIM Rules from time to time. At least one member should have recent and relevant AIM experience. The main role and responsibilities of the Committee should include:

•	Ensuring that procedures, resources and controls are in place to ensure AIM Rules compliance within the Company are operating effectively from time to time;

•

Ensuring that each meeting of the full board includes a discussion of AIM matters, in particular a briefing of the committee by the executive directors as to issues raised with the Nominated Adviser and advice given. These discussions should be minuted and made available to the Nominated Adviser on reasonable request;

•

Ensuring that the executive directors are communicating as necessary with the company’s Nominated Adviser regarding ongoing compliance with the AIM Rules and in relation to proposed or potential transactions;

•	Ensuring that advice received from the Nominated Adviser is recorded and taken into account;

•	Ensuring that all announcements made have been verified and approved by the Nominated Adviser whose name must be on all material announcements to RNS;

•	Monitoring press coverage to ensure that the executive directors are not including price sensitive information in any press briefings;

•	Questioning the executive directors to ascertain the reasons for any unusual, substantial movement in the company’s share price;

•	Ensuring that the Nominated Adviser is supplied with information on the Company’s financial condition on a regular and timely basis and of any other key developments in the Company from time to time;

•

Assessing (with the assistance of the Nominated Adviser and the Company’s other advisers) whether the executive directors are aware of their AIM responsibilities from time to time and, where any deficiencies are noted, arranging for the Nominated Adviser to brief the director(s) concerned (provided that this shall not imply that the members of the Committee have professional expertise in the interpretation and application of the AIM Rules);

•

Ensuring that the Nominated Adviser is maintaining contact with the Company on a regular basis. Where this is not the case, the Committee should contact the Nominated Adviser and remind them of their responsibilities under the AIM Rules for Nominated Advisers to the company;

•

Circulating to the other members of the board details of any rule changes which are notified to the Chairman of the Committee by the Nominated Adviser and provided that the Nominated Adviser notifies any such changes to the Chairman of the Committee it will be his responsibility to circulate these changes to the rest of the board;

•

Meeting with the executive directors at least every 6 months to discuss and confirm that the AIM Rules have been complied with in the period. Keeping minutes of these meetings and sending a copy of these minutes to the Nominated Adviser;

•

In the event that the meeting with the executive directors has identified any actual or possible non-compliance issues, these should be discussed immediately with the Nominated Adviser to determine the course of action to be taken;

•	Ensuring that the executive directors take into account advice given by the Nominated Adviser from time to time;

•	Being responsible for the Company’s responses to any investigation launched by the AIM team into the Company’s affairs;

•	Approving a statement on AIM Rule compliance for inclusion in the Company’s interim statement and annual accounts in the attached form.